PROMISSORY NOTE

$10,000,000.00                                                     July 11, 2000
                                                           San Diego, California

         FOR VALUE RECEIVED, SVI Holdings, Inc., a Nevada corporation ("Maker"), promises to pay to the order of Softline Limited, a South African corporation ("Holder") the principal sum of ten million dollars ($10,000,000.00), with interest on such principal sum from the date of this Note until paid at the rate of ten percent (10%) per annum, payable as more fully set forth below:

         1. PAYMENTS. On or before August 1, 2001, all unpaid principal and accrued interest under this Note shall become due and payable. Holder may extend the term of this Note in its sole and absolute discretion. Maker shall pay Holder accrued interest monthly in arrears commencing on August 31, 2000 and the last day of each month thereafter.

         2. MANNER OF PAYMENTS. All payments by Maker under this Note shall be
(a) made in lawful money of the United States of America without set-off, deduction or counterclaim of any kind whatsoever, except as expressly provided in this Note, (b) credited first to amounts for late charges, if any, second to amounts for Holder's costs of enforcing this Note, if any, third to any accrued interest under this Note and finally to the principal balance under this Note, and (c) deemed paid by Maker upon their actual receipt by Holder. Interest for any period less than one year shall be calculated on the basis of 1/360th of one year's interest multiplied by the number of days during such period.

         3. COMMERCIAL PURPOSES. Maker acknowledges that the loan evidenced by this Note is obtained for business or commercial purposes and that the proceeds of such loan will not be used primarily for personal, family, household or agricultural purposes.

         4. NOTE WAIVERS. Maker waives presentment, demand, protest, notice of demand and dishonor.

         5. PREPAYMENT WITHOUT PENALTY. This Note may be prepaid in whole or in part at any time without penalty.

         6. GOVERNING LAW. This Note shall be governed by and must be construed in accordance with the laws of the State of California.

         7. FURTHER ASSURANCES. Maker shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Note.

         8. VENUE AND JURISDICTION. All actions and proceedings arising in connection with this Agreement must be tried and litigated exclusively in the State and Federal courts located in the County of San Diego, State of California, which courts are acknowledged to have personal jurisdiction over each of the parties to this Note for the purpose of adjudicating all matters arising out of or related to this Note and are further acknowledged to be the proper venue for adjudication of such disputes. Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Agreement.

         9. TIME OF ESSENCE. Time and strict and punctual performance are of the essence with respect to each provision of this Note. Notwithstanding the foregoing, Maker shall not be deemed in default for failure to pay when due any principal, interest or other amounts due under this Note unless and until five days have elapsed from the date Holder gives written notice of such failure and Maker has failed to make such payment within such five-day period.

         10. ATTORNEY'S FEES. In the event any litigation, arbitration, mediation, or other proceeding ("Proceeding") is initiated by any party(ies) against any other party(ies) to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Note, the prevailing party(ies) in such Proceeding shall be entitled to recover from the unsuccessful party(ies) all costs, expenses, actual attorney's and expert witness fees, relating to or arising out of (d) such Proceeding (whether or not such Proceeding proceeds to judgment), and (e) any post-judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's fees.

         11. PRIOR UNDERSTANDINGS. This Note contains the entire agreement between the parties to this Note with respect to the subject matter of this Note, is intended as a final expression of such parties' agreement with respect to such terms as are included in this Note, is intended as a complete and exclusive statement of the terms of such Note, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Note.

         12. MODIFICATION. This Note may be modified only by a contract in writing executed by Maker and Holder.

         13. HEADINGS. The headings of the Paragraphs of this Note have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Note, or be used in any manner in the interpretation of this Note.

         14. WAIVER. Any waiver of a default under this Note must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Note. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act.

                                Maker:   SVI HOLDINGS, INC., a California
                                         corporation


                                         By: /s/ Barry M. Schechter
                                            ----------------------------------

                                         (Print Name) Barry M. Schechter
                                                     -------------------------

                                         Title: Chief Executive Office
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